                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Hickory Tech Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

[HTC LOGO]

Hickory Tech Corporation
221 East Hickory Street

P.O. Box 3248
Mankato, MN 56002-3248

Notice of Annual Meeting
Of Shareholders to be held
Monday, April 12, 1999

The Annual Meeting of the Shareholders of Hickory Tech Corporation, a Minnesota corporation (the "Company"), will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 12, 1999, at 2:00 p.m., Central Standard Time, for the following purposes:

1. To elect four directors to serve for ensuing three-year terms;

2. To amend the Articles of Incorporation to increase the number of authorized shares; and

3. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 5, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment hereof.

         By order of the
         Board of Directors
         Hickory Tech Corporation

             /s/ David A. Christensen

         David A. Christensen, Secretary

Mankato, Minnesota
March 12, 1999


IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE VOTE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY, USING FOR THAT PURPOSE THE ACCOMPANYING ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING. YOU CAN ALSO VOTE BY PHONE, FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD.

ADDITIONAL COPIES OF THIS NOTICE, THE RELATED PROXY STATEMENT AND ADDITIONAL PROXY FORMS MAY BE OBTAINED FROM THE SECRETARY, HICKORY TECH CORPORATION, 221 EAST HICKORY STREET, P.O. BOX 3248, MANKATO, MINNESOTA 56002-3248. TELEPHONE NUMBER (507) 387-3355 OR (800) 326-5789.

HICKORY TECH CORPORATION

221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

March 12, 1999

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, APRIL 12, 1999

SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickory Tech Corporation, a Minnesota corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 12, 1999, at 2:00 p.m. (Central Standard
Time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 12, 1999.

REVOCABILITY OF PROXY

A shareholder's proxy may be revoked by that shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with the Company's Secretary, or by voting in person at the meeting.

ANNUAL REPORT

The Annual Report of the Company for the calendar year 1998, including financial statements, is enclosed in the envelope containing this proxy statement.

VOTING

Each shareholder of record at the close of business on March 5, 1999, is entitled to one vote for each share of common stock held. As of that date, 13,708,231 shares were outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of four directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.

Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exists. However, broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter. A majority of the shares present or represented at the meeting is required for the election of directors, and the affirmative vote of the holders of two-thirds of the outstanding shares is required to amend the Articles of Incorporation.

ITEMS REQUIRING YOUR CONSIDERATION

The following two items in this proxy statement require your consideration and approval:

1. Election of four directors for three-year terms.  See page 3.

2. Amendment of the Articles of Incorporation of the Company increasing the number of authorized shares. See page 13.

ELECTION OF DIRECTORS

Pursuant to the By-Laws of the Company, on October 28, 1998, the Board of Directors increased the number of directors from nine to ten. The By-Laws provide that the directors are divided into three classes; each class of directors serves a three-year term. Four directors will be elected at the Annual Meeting. The terms of directors Robert D. Alton, Jr., Robert K. Else and R. Wynn Kearney Jr. expire in 1999; all are nominees. In addition, Robert
E. Switz is a nominee for the newly established directorship. Proxies may not be voted for more than four nominees. In 1998, the Board appointed Myrita P. Craig to fill a vacant directorship. This directorship term expires in the year 2000.

The following table sets forth information, as of February 28, 1999, including business experience during the past five years, as to the nominees for election and as to the other directors whose terms of office will continue after the meeting.

ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires at the annual meeting, and he is a nominee. Mr. Alton was appointed President and Chief Executive Officer of the Company in 1993. Mr. Alton, age 50, is the former President of Telephone Operations of Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.

LYLE T. BOSACKER has served as a director since 1988. His present term expires in 2000. Mr. Bosacker, age 56, is a management consultant and President of CEO Advisors, Inc. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998. Her present term expires in 2000. Ms. Craig, age 44, has been employed by Cincinnati Bell, Inc. since 1984. Since 1995 she has been Vice President, Customer Sales and Service for Cincinnati Bell Telephone. Ms. Craig has had assignments in strategic planning, corporate development and operations. Prior to her current position, she was part of Cincinnati Bell Telephone's Transition Planning Team from 1993 to 1995. Cincinnati Bell, Inc. is a provider of telecommunications services.

ROBERT K. ELSE has served as a director since 1990. His present term expires at the annual meeting, and he is a nominee. Mr. Else, age 63, has served as the President of EI Microcircuits, Inc. in Mankato, Minnesota since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

JAMES H. HOLDREGE has served as a director since 1992. His present term expires in 2001. Mr. Holdrege, age 60, has served as the General Manager of KATO Engineering Division, Caterpillar Corporation since 1984. KATO Engineering is a manufacturer of synchronous generators, power conditioning equipment and associated controls.

LYLE G. JACOBSON has served as a director since 1989. His present term expires in 2001. Mr. Jacobson, age 57, has served as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota since 1985. Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

R. WYNN KEARNEY, JR. has served as a director since 1993. His present term expires at the annual meeting, and he is a nominee. Dr. Kearney, age 55, has been in private practice with the Orthopaedic & Fracture Clinic, P.A. with offices in southern Minnesota, since 1972. He is a senior partner and its President. Dr. Kearney is Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team. He is also a director of Exactech, Inc. of Gainesville, Florida.

STARR J. KIRKLIN has served as a director since 1989. His present term expires in 2001. Mr. Kirklin, age 62, retired from First Bank System, Inc. in February of 1996. Mr. Kirklin is now employed as a Director of Development for Minnesota State University, Mankato.

ROBERT E. SWITZ is a nominee for the newly established director position, which has a term that will expire in 2002. Mr. Switz, age 52, has been employed by ADC Telecommunications, Inc. since 1994. He has served as its Senior Vice President and Chief Financial Officer since 1997, and served as its Vice President and Chief Financial Officer from 1994 to 1997. ADC is a leading supplier of transmission and network systems. Prior to his employment at ADC, Mr. Switz worked for Burr-Brown Corporation, a multinational manufacturer of precision microelectronics and systems products. He served in a variety of financial and management positions including Vice President, European Operations, Ventures and Finance from 1993 to 1994.

BRETT M. TAYLOR, JR. has served as a director since 1970. His present term expires in 2000. Mr. Taylor, age 69, is the retired Chairman of Brett's Department Stores, Co. and was its President from 1971 to 1987.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and the executive officers of the Company named under "Remuneration of Executive Officers" own the following shares of common stock of the Company as of February 28, 1999:

Name of                                    Amount and Nature of       Percent of
Beneficial Owner                           Beneficial Ownership      Common Stock
------------------------------------------------------------------------------------
Robert D. Alton, Jr.                            97,960(a)(b)               *
Lyle T. Bosacker                               359,268(c)(g)               2.6%
Myrita P. Craig                                  3,500(g)                  *
Robert K. Else                                  13,344(g)                  *
James H. Holdrege                                8,094(g)                  *
Lyle G. Jacobson                                27,858(d)(g)               *
R. Wynn Kearney, Jr.                            84,405(e)(g)               *
Starr J. Kirklin                                 7,562(g)                  *
Brett M. Taylor, Jr.                            24,048(f)(g)               *
Robert E. Switz                                     -0-                   -0-
Jon L. Anderson                                 14,276(a)(b)               *
David A. Christensen                            38,020(a)(b)               *
F. Ernest Lombard                                3,755(a)(b)               *
Bruce H. Malmgren                               13,393(a)(b)               *


All of the above and other executive
officers as a group (16 persons)               702,515                     5.1%

 * Less than 1%

(a) Includes shares which may be acquired within 60 days after March 12, 1999 through the exercise of stock options as follows: Mr. Alton, 44,139; Mr. Anderson, 3,201; Mr. Christensen, 14,148; Mr. Lombard, 1,002 and Mr. Malmgren, 2,604.

(b) Includes shares held in a trust under the long-term portion of the Company's Executive Incentive Plan as follows: Mr. Alton, 20,523; Mr. Anderson, 7,686; Mr. Christensen, 10,883; Mr. Lombard, 2,598 and Mr. Malmgren, 9,697.

(c)  Includes 341,106 shares held by Mr. Bosacker's spouse.

(d)  Includes 19,764 shares held by Mr. Jacobson's spouse.

(e) Includes 19,893 shares held in a profit sharing trust, 12,783 shares held in a family foundation and 300 shares held by Mr. Kearney's spouse.

(f)  Includes 21,048 shares in a trust for which Mr. Taylor is co-trustee.

(g) Includes shares which may be acquired within 60 days after March 12, 1999 through the exercise of stock options as follows: Mr. Bosacker, 3,000; Mr. Else, 3,000; Mr. Holdrege, 3,000; Mr. Jacobson, 3,000; Mr.
     Kearney, 3,000; Mr. Kirklin, 3,000; Mr. Taylor, 3,000 and Ms. Craig,
     3,000.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Alton, the executive officers of the Company are as follows:

JON L. ANDERSON, age 46, has served as a Vice President of the Company since 1995. Mr. Anderson has also served as President of Collins Communications Systems Co., a subsidiary of the Company, since 1994 and was its Vice President and General Manager from 1991 to 1994.

DAVID A. CHRISTENSEN, age 46, has served as Secretary of the Company since 1993, Vice President and Chief Financial Officer since 1989 and Treasurer since 1986.

JOHN W. FINKE, age 36, has served as a Vice President of the Company and President of the Company's Telephone Sector since 1999. Mr. Finke previously served as Director of Engineering and Operations for Mankato Citizens Telephone Company, a subsidiary of the Company, from 1997 to 1999 and the Director of Engineering of that company from 1996 to 1997. Mr. Finke served as Area Manager of Customer Operations for GTE Telephone Operations from 1994 to 1996. GTE is a provider of telecommunications services.

MARY T. JACOBS, age 41, has served as a Vice President of the Company since 1996, Vice President of Human Resources since 1998, and Director of Human Resources from 1993 to 1997.

F. ERNEST LOMBARD, age 52, has served as Vice President of the Company and President of Minnesota Southern Wireless Company and President of Crystal Communications, Inc., subsidiaries of the Company, since 1998. Mr. Lombard served as Vice President-Marketing for MediaOne, Inc. from 1996 to 1997. MediaOne is a provider of telecommunications and cable television services. He served as Vice President of Operations for US West Communications Business and Government Services from 1993 to 1996. US West is a provider of telecommunications services.

BRUCE H. MALMGREN, age 54, has served as Vice President of the Company and as President of National Independent Billing, Inc., a subsidiary of the Company, since 1995. Mr. Malmgren previously served as Senior Vice President of Sales and Marketing and National Sales Manager for Dataserv, Inc. from 1992 to 1995. Dataserv, Inc. provides technical services for commercial personal computer systems.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

REMUNERATION OF EXECUTIVE OFFICERS

The remuneration paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1998 is set forth below. In addition, information for two former executive officers who left the Company during 1998 is included.

SUMMARY COMPENSATION TABLE

                                      Annual Compensation               Long Term Compensation
                                      -------------------               ----------------------
                                                                          Award       Payouts
                                                                          -----       -------
                                                                        Securities                        All
   Name and                                                             Underlying                       Other
   Principal                                                             Options/       LTIP         Compensation
   Position                     Year    Salary ($)    Bonus ($)(2)       SARs (#)     Payouts($)          ($)
   --------                     ----    ----------    ------------       --------     -------        ------------
ROBERT D. ALTON, JR.            1998    $232,625(1)   $227,103(4)         17,700       $41,544        $ 9,600(3)
   Chairman, President          1997    $221,550(1)   $ 91,582            16,500       $39,567        $ 9,500(3)
   and Chief Executive          1996    $213,050(1)   $110,530            16,200       $38,038        $ 7,923(3)
   Officer

JON L. ANDERSON                 1998    $120,000      $ 82,926(5)          3,600           -0-        $ 6,667(3)
   Vice President               1997    $110,800      $ 93,940(5)          3,600           -0-        $ 6,333(3)
                                1996    $105,000      $ 30,622(5)          3,000           -0-        $ 6,157(3)

DAVID A. CHRISTENSEN            1998    $130,000      $ 93,524(4)          2,400       $15,624        $ 8,088(3)
   Vice President,              1997    $127,500      $ 41,134             2,100       $15,614        $ 7,644(3)
   Chief Financial              1996    $122,900      $ 57,135             2,400       $15,375        $ 7,211(3)
   Officer, Secretary
   and Treasurer

F. ERNEST LOMBARD               1998    $ 98,000      $ 50,934             3,300           -0-        $12,022(6)
   Vice President

BRUCE H. MALMGREN               1998    $130,000      $127,310(5)          3,600           -0-        $ 2,105(3)
   Vice President               1997    $124,400      $ 56,614(5)          3,000           -0-        $ 1,245(3)
                                1996    $119,600      $ 67,277(5)          2,400           -0-        $   598(3)

DAVID H. ROWLEY(7)              1998    $ 74,207      $ 98,244(9)            -0-           -0-        $ 4,452(3)
   Former Vice President        1997    $114,500           -0-             1,500           -0-        $ 6,604(3)
                                1996    $110,000      $ 56,625(5)          3,000           -0-        $ 6,600(3)

ASIM SABER(8)                   1998    $140,059      $ 64,400(5)          6,000           -0-        $ 7,345(3)
   Former Vice President        1997    $ 50,673(10)       -0-               -0-           -0-        $30,358(10)

(1) Includes deferred compensation of $10,145 in 1996, $10,550 in 1997, and $11,075 in 1998 pursuant to a Supplemental Retirement Agreement with the Company. Each year Mr. Alton accrues benefits under such plan equal to 5% of his base salary. This accumulation of benefits will occur for a maximum of ten years of service commencing January 1, 1993. Benefits are paid upon termination of employment commencing on the earlier of Mr. Alton's 62nd birthday or his date of death.

(2) The Company and its subsidiaries have an Executive Incentive Plan whereby key executives may receive additional compensation based on annual performance and pre-established goals of the Company, its subsidiaries and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The aggregate amount of the cash award and performance award credit are shown in this column. The performance award is credited to the executive's performance account. This credit is used to acquire common stock of the Company which is held in a trust. The stock account is credited with additional shares equal to the dividends on the shares held in the account.

(3)  Consists of employer contributions to the Company's 401(k) Plan.

(4) Includes a $72,000 discretionary stock award for Mr. Alton, and a $25,200 discretionary stock award for Mr. Christensen.

(5) For 1998, includes discretionary stock awards of $10,800 for Mr. Anderson; $7,200 for Mr. Malmgren and $14,400 for Mr. Saber. For 1997, includes discretionary stock awards of $8,175 for Mr. Anderson and $2,725 for Mr. Malmgren. For 1996, includes a discretionary stock award of $5,925 for Mr. Anderson, $2,963 for Mr. Malmgren and $8,888 for Mr. Rowley.

(6) Includes a $10,000 one-time payment relating to his hiring by the Company, and a $2,022 employer contribution to the 401(k) Plan.

(7) Mr. Rowley, former President of Digital Techniques, Inc., left the employment of the Company on June 30, 1998.

(8) Mr. Saber, former President of the Company's Telephone Sector, left the employment of the Company on October 16, 1998. His 1997 salary reflects a partial year of employment from August through December 1997.

(9)  Includes prorated bonus for 1998.

(10) Includes a $30,000 one-time payment at time of hire and a $358 employer contribution to the 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                        Potential Realizable Value At Assumed
                                                                      Annual Rates of Stock Price Appreciation
                              Individual Grants                                   For Option Term ($)
                --------------------------------------------------    -----------------------------------------
                           % of Total
                            Options
                Options    Granted To    Exercise
                Granted   Employees In     Price       Expiration
Name(4)         (#)(1)     Fiscal Year   ($/Share)        Date                   5% (2)           10% (2)
----            ------     -----------   ---------        ----                   ------           -------
Alton           17,700        34.6%       $13.375     May 31, 2008            $ 149,344          $ 377,231
Anderson         3,600         7.0%       $13.375     May 31, 2008            $  30,375          $  76,725
Christensen      2,400         4.7%       $13.375     May 31, 2008            $  20,250          $  51,150
Lombard          3,300         6.4%       $13.375     May 31, 2008            $  27,844          $  70,331
Malmgren         3,600         7.0%       $13.375     May 31, 2008            $  30,375          $  76,725
Saber (3)        6,000        11.7%       $13.375     May 31, 2008            $  50,625          $ 127,875

(1) The options were granted at the fair market value of the shares on May 31, 1998. The options may be exercised for one-third of the shares after May 31, 1999, one-third of the shares after May 31, 2000 and one-third of the shares after May 31, 2001. All options expire on May 31, 2008, and in the event the optionee is no longer employed by the Company. All options vest upon the occurrence of certain change in control and related events.

(2) The exercise price was compounded at 5% and 10% over the ten-year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.

(3) Mr. Saber left the employment of the Company on October 16, 1998, and the options he received in 1998 expired on that date.

(4)  Mr. Rowley was not granted any options in 1998.

FISCAL YEAR-END OPTION VALUES

                     Number of Securities                    Value of Unexercised
                    Underlying Unexercised                   In-The-Money Options
                  Options at Fiscal Year-End                  At Fiscal Year-End
                              #                                      $ (1)
                  --------------------------            ----------------------------
Name(2)          Exercisable     Unexercisable          Exercisable    Unexercisable
-------          -----------     -------------          -----------    -------------
Alton               44,139          34,098              $ 104,995        $ 52,381
Anderson             3,201           6,999              $  10,304        $ 10,848
Christensen         14,148           4,596              $  30,596        $  7,021
Lombard              1,002           5,298              $   3,173        $  6,328
Malmgren             2,604           6,396              $   8,380        $  8,921

(1) Value of unexercised options equals fair market value of shares underlying in-the-money options at December 31, 1998 ($12.625 per share), less the exercise price per share times the number of in-the-money options outstanding.

(2) Mr. Rowley and Mr. Saber are not included in this table, because their options have expired since they left employment with the Company.

LONG TERM INCENTIVE PLANS
AWARDS IN LAST FISCAL YEAR

Stock Award Programs (the "Programs") were implemented each year since 1993, pursuant to the terms of the Company's 1993 Stock Award Plan. This Plan was approved by the shareholders in 1993 and since amended. Each Program established a range of shares that may be issued to the executives of the Company contingent upon achievement of performance objectives over a three-year period. The objectives are based on compound annual increases in the earnings of the Company and its subsidiaries.

                                                                    Estimated Future Payouts
                                                               Under Non-Stock Price-Based Plans (1)
                                                               -------------------------------------
                Number of            Performance
              Shares, Units        or Other Period
                or Other          Until Maturation
Name(5)      Rights (#) (1)           or Payout            Threshold (2)    Target (3)     Maximum (4)
----         --------------           ---------            -------------    ----------     ----------
Alton            6,000                 1 year                   4,200         6,000          9,000
                 6,000                 2 years                  4,200         6,000          9,000

Anderson         1,200                 1 year                     600         1,200          1,800
                 1,200                 2 years                    600         1,200          1,800

Christensen        900                 1 year                     300           900          1,350
                   900                 2 years                    300           900          1,350

Malmgren         1,200                 1 year                     600         1,200          1,800
                 1,200                 2 years                    600         1,200          1,800

(1) Under the terms of the Programs, shares will only be issued if the Company and its subsidiaries achieve established goals of compound annual growth in pre-tax net income for the three-year periods ending December 31, 1999 and 2000, respectively. This table assumes all financial objectives are achieved and the Compensation Committee approves a payout for each participant.

(2) No shares will be issued unless the Company and its subsidiaries achieve the performance objectives. The number of shares in the "Threshold" column indicates the minimum number of shares to be awarded if the Company and subsidiary performance objectives have been achieved.

(3) There is a potential range of shares established for each participant under each Program. The range has a separate threshold and target number of shares that can be awarded once the pre-established performance objectives of the Company and subsidiaries have been achieved. The number of shares in the "Target" column is the maximum of this range, without consideration of footnote (4) below. No shares under each Program will be issued if pre-established performance objectives are not achieved.

(4) The Programs allow the Compensation Committee of the Board of Directors the authority to reward outstanding individual performance by issuing shares to an individual in an amount not to exceed 150% of the number of shares the individual would have received under the targeted level. The shares in the "Maximum" column assume the Committee will issue 150% of the target number of shares to all participants.

(5) Mr. Saber and Mr. Rowley are not included in this table, because their participation in the Programs ceased with their leaving the employment of the Company in 1998.

COMPENSATION OF DIRECTORS

Directors received $500 for each Board and committee meeting they attended through November 1998. Currently, directors receive $750 for each Board and committee meeting they attend. In 1998, the Directors were paid an annual retainer of $10,000. These fees are waived if the individual is a paid employee of the Company. Directors have the option of receiving the retainer fee in cash or shares of common stock of the Company.

The shareholders approved a Directors' Stock Option Plan in 1998. This provides for each Director to receive an option to purchase 3,000 shares of HTC stock at fair market value if the Company meets pre-established financial objectives. In 1998, these objectives were met, and each Director received the option to purchase 3,000 shares.

CHANGE OF CONTROL

The Company has Change of Control Agreements with the following named executive officers: Robert D. Alton, Jr., Jon L. Anderson, David A. Christensen, F. Ernest Lombard and Bruce H. Malmgren. These agreements provide that in the event there is a change in control of the Company and the employment of these officers is negatively affected within three years, the officers shall receive pay for the following number of years (unless they are released for cause, are disabled or die): 2.99 years for Robert D. Alton, Jr., and two years for Jon L. Anderson, David A. Christensen, F. Ernest Lombard and Bruce H. Malmgren. If the officers' employment is negatively affected within three years after change in control, for a reason other than cause, death or disability, they shall be paid a lump sum amount equal to their compensation for the designated time periods. In the event of a change in control of the Company and the subsequent release of the officers, the approximate maximum amount of compensation that would be paid to Messrs. Alton, Anderson, Christensen, Lombard and Malmgren under their current agreements would be $1,365,000; $445,550; $419,750; $423,200 and $452,900
respectively.

SEVERANCE PAY

The Company has an agreement with Robert D. Alton, Jr. that if he is discharged by the Company, he will receive severance pay equal to 12 times his then current monthly base salary. The current maximum amount payable under this agreement would be $230,450. No payments will be made to Mr. Alton if he is discharged for fraud, misappropriation of funds, embezzlement or the commission of a work-related felony.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES


During the fiscal year 1998, the Board of Directors held ten meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which each director served. The Company has an Audit Committee consisting of Messrs. Else, Bosacker and Kearney. The Audit Committee reviews internal controls of the Company and its financial reporting, and meets with certified public accountants on these matters; three meetings were held in 1998. The Company also has a Compensation Committee consisting of Messrs. Bosacker, Holdrege, Jacobson and Taylor. The Compensation Committee makes recommendations to the Board regarding compensation for top management of the Company; seven meetings were held in 1998. The Company also has a Corporate Development Committee consisting of Messrs. Else, Holdrege, Kearney and Kirklin. The Corporate Development Committee investigates potential expansion and new markets for the Company; two meetings were held in 1998. The Company does not have a nominating committee.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). In 1998, the Committee was composed of four outside directors, Messrs. Bosacker, Holdrege, Jacobson and Taylor. Mr. Bosacker is Chairperson of this Committee.

The Board of Directors has established the following ongoing principles and objectives for the Company's executive compensation program:

1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

2. Link executive's total compensation to the Company's financial performance and individual job performance.

3. Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholders' value.

There are three elements to the compensation plan: annual base salary; cash or stock bonuses under an executive incentive plan (the "Executive Incentive Plan"); and longer term incentives under a stock award plan (the "Stock Award Plan").

Annual base salaries are somewhat influenced by the pay practices of comparable companies so that the Company remains reasonably competitive with comparable companies.

The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives based on a combination of revenue, earnings and/or return on equity. The individual executive's performance is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. This award is credited to a stock account used to acquire common stock of the Company which is held in a trust. The account is credited with additional shares equal to the dividends on the shares held in the account.


The Stock Award Plan allows the Company to issue restricted shares, unrestricted shares, incentive stock options and non-qualified stock options to officers of the Company. The 1998 Stock Award Program that was adopted pursuant to the Stock Award Plan provided for the issuance of incentive stock options to six current officers of the Company. The incentive stock options vest over a three-year period and must be exercised within ten years of their issuance. Stock options are designed to reward executives as the fair market value of the stock increases. The 1998 Stock Award Program also establishes a range of shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives over a three-year period. The objectives are based on increases in the earnings of the Company and its subsidiaries. The Committee has the discretion to issue additional shares to executives based on individual performance.


The Committee applied the above-described principles and objectives in determining the compensation of the Chief Executive of the Company, Mr. Alton. In setting the 1998 salary, the Committee reviewed Mr. Alton's total compensation program to make sure that it was closely related to the performance of the Company in 1997. In establishing Mr. Alton's salary for 1998, the Committee specifically considered the satisfactory results of the Company in 1997 as compared to targeted goals in the areas of annual revenue, pre-tax profitability, return on equity and rate of growth. The Committee also reviewed the compensation of Mr. Alton to determine that the compensation was competitive for similar positions in comparable companies and was equitable for the Company and its shareholders.

COMPENSATION COMMITTEE

Lyle T. Bosacker
James H. Holdrege
Lyle G. Jacobson
Brett M. Taylor, Jr.

FIVE-YEAR SHAREHOLDER RETURN
PERFORMANCE PRESENTATION

The following table compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Composite Index and a peer group index (assuming the investment of $100 in the Company's common stock, the S&P 500 Composite Index and the peer group index on December 31, 1993 and reinvestment of all dividends). The peer group index has been approved by the Board of Directors, and consists of four independent telecommunications companies. These companies were selected because they had a proportion of core business in regulated telephone operations, a pattern of internal diversification and external acquisition activities similar to the Company. The companies in the peer group index are identified below.

TOTAL RETURN TO SHAREHOLDERS
DECEMBER 1993 TO DECEMBER 1998








(Following are the tables in the proxy which describe the points of the graph.)

Annual Returns (Based on Dividends Reinvested Monthly)

                                       Return          Return        Return         Return        Return
                                        1994            1995          1996           1997          1998
                                        ----            ----          ----           ----          ----
Hickory Tech Corporation                -1.17            1.45         -8.93          37.76         13.07
S&P 500 Composite Index                  1.32           37.58         22.96          33.36         28.58
Peer Group Index Average                -3.74           51.43          6.81          17.55         34.26
Indexed Returns (12/31/93 = 100)

Value at December 31

                                    1993          1994         1995        1996        1997        1998
                                    ----          ----         ----        ----        ----        ----
Hickory Tech Corporation            100           98.83       100.26       91.31      125.79      142.23
S&P 500 Composite Index             100          101.32       139.40      171.40      228.59      293.91
Peer Group Index Average            100           96.26       145.77      155.70      183.03      245.73

         Companies in selected Peer Group are:
         Aliant Communications, Inc.
         Cincinnati Bell, Inc.
         Frontier Corporation
         Southern New England Telecommunications Corporation (merged with SBC
          Communications - 10/98)

AMENDMENT TO ARTICLES OF INCORPORATION
INCREASING NUMBER OF AUTHORIZED SHARES

On February 10, 1999, the Board of Directors approved, subject to shareholder approval, an amendment to the Articles of Incorporation of the Company that will increase the authorized number of shares from 25,000,000 shares to 100,000,000 shares. If the amendment is approved by the Company's shareholders, Article III will be amended to read as follows:

                                    ARTICLE III.

           This Corporation is authorized to issue an aggregate total of 100,000,000 shares, which shares shall have no par value.

         The Board of Directors has the right to establish the rights and preferences of the shares, and may authorize the issuance of preferred stock from such shares. The additional authorized shares would not (and the currently authorized shares presently do not) entitle the holders thereof to preemptive or cumulative voting rights.

         As a result of a three-for-one stock split approved by the Board of Directors in August 1998, the number of outstanding shares of common stock increased from 4,544,815 to 13,634,445. Because of the stock split, the Board of Directors believes that the additional authorized shares are necessary to provide the Company with flexibility to structure future transactions, including possible acquisitions, to initiate new Company incentive stock plans (if approved by the shareholders), to allow for any future stock dividends or stock splits, and to meet any future needs to raise capital. Unless required by law or by the rules of any stock exchange on which the Company's common stock may in the future be listed, no further authorized vote by the shareholders will be sought for any future issuance of shares.

         The authorized but unissued shares could make a change in control of the Company more difficult to achieve. Under certain circumstances, such shares could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold privately to purchasers who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company. The amendment also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares, to acquire control of the Company with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. The Board of Directors has concluded that the potential benefits of the proposed amendment outweighs its possible disadvantages. Its sole reason for recommending an increase in the authorized share level is to retain necessary flexibility for future transactions.

         If the amendment to the Company's Articles of Incorporation is approved by the shareholders at the Annual Meeting, such amendment will become effective when Articles of Amendment of the Articles of Incorporation are filed for record with the Secretary of State of the State of Minnesota.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES AS DESCRIBED ABOVE. THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE PROXIES HELD BY THEM IN FAVOR OF SUCH PROPOSAL, UNLESS OTHERWISE DIRECTED. AN AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF THE PROPOSAL.

COMPLIANCE WITH SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT


Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10% of the Company's common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company for fiscal 1998, all Section 16(a) filing requirements were satisfied except as otherwise described in this paragraph. Under Section 16(a), SEC Form 5 reports for Robert D. Alton, Jr., Jon L. Anderson, David A. Christensen, Mary
T. Jacobs, F. Ernest Lombard and Bruce H. Malmgren should have been filed with the SEC for fiscal 1997 and 1998 to report stock option grants and shares of common stock allocated to them under incentive compensation plans. Form 5 reports relating to these transactions were filed in February 1999 but after the February 14, 1999 deadline for 1999 Form 5 reports. Such option grants and share allocations were reported in the Company's proxy statements for the 1997 and 1998 annual meetings of shareholders. Mr. Alton's exercise of options for 1500 shares of common stock during fiscal year 1998 was not reported on Form 4, but this transaction was later reported on his Form 5 for such fiscal year. Also, SEC Form 3 reports relating to the appointment of Mr. Lombard and Myrita P. Craig as an officer and a director of the Company, respectively, were filed late.


METHOD AND EXPENSES OF SOLICITATION

The entire cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers or regular employees of the Company may solicit proxies by personal interview, mail, telephone and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to their beneficial owners at the expense of the Company.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by the Company not later than November 17, 1999 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 2000. The By-Laws of the Company provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of the Company. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal. This notice must be received by the Company no later than November 17, 1999.

AVAILABILITY OF FORM 10-K

Shareholders of record on March 5, 1999 may obtain a copy of the Company's Form 10-K for the 1998 fiscal year, free of charge, by a written request to the Company's executive offices directed to:

David A. Christensen, Secretary
Hickory Tech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

OTHER MATTERS

The Management does not know of other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.


IN THE INTEREST OF ECONOMY, YOU ARE REQUESTED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALL SHAREHOLDERS SHOULD SIGN THE PROXY. NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE. THE ENCLOSED PROXY ALSO HAS INSTRUCTIONS FOR A CONVENIENT TELEPHONE VOTING OPTION.


By the order of
the Board of Directors
Hickory Tech Corporation

/s/ Robert D. Alton, Jr.
-----------------------------
Robert D. Alton, Jr.
Chairman

                           HICKORY TECH CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS


                             MONDAY, APRIL 12, 1999
                                   2:00 P.M.

                              MANKATO HOLIDAY INN
                                101 MAIN STREET
                            MANKATO, MINNESOTA 56001



HICKORY TECH CORPORATION
  221 EAST HICKORY STREET, MANKATO, MINNESOTA 56001                       PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 12, 1999.


The shares of stock you hold will be voted as you specify below. This proxy must be signed and returned in order for your shares to be voted.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Robert D. Alton, Jr. and Starr J. Kirklin, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please vote, sign and date on the reverse side. Thank you.














                      SEE REVERSE FOR VOTING INSTRUCTIONS.

THERE ARE TWO WAYS TO VOTE YOUR PROXY


YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK --- EASY --- IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
o Follow the simple instructions the Voice provides you.


VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Hickory Tech Corporation, c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-9397.













            IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD

      COMPANY #

      CONTROL #

[GRAPHIC OMITTED]




-------             -------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Election of directors: 01 Robert D. Alton, Jr. 02 Robert K. Else
                       03 Robert E. Switz    04 R. Wynn Kearney, Jr.

[ ]  Vote           [ ]  Vote WITHHELD
 FOR all nominees     from all nominees


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)


2. To Amend the Articles of Incorporation to increase the number of
authorized shares of common stock.    [ ]For   [ ] Against  [ ] Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
 IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL. PLEASE SIGN AND RETURN PROMPLTY. THANK YOU.

                    Date -------------------------------------------------------


Address Change? Mark Box   [ ]
Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name or corporation and title of authorized officer signing the proxy.


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